Exhibit 99.1

Contact: Michael L. McDonald
Sr. Vice President & Chief Financial Officer
703-478-5845
Email: mmcdonald@fairchild.com

“GOING PRIVATE” PROPOSAL BY FA HOLDINGS I, LLC TERMINATED

McLean, Virginia (September 21, 2006) - The Fairchild Corporation (NYSE: FA) today announced that it has received the attached letter. However, after the delivery of the letter of termination the parties had subsequent discussions and agreed to meet again.

About The Fairchild Corporation

The business of Fairchild consists of three segments: sports & leisure, aerospace, and real estate operations. Fairchild's sports and leisure segment, known as Fairchild Sports, is comprised of Hein Gericke, PoloExpress and Intersport Fashions West. Fairchild Sports designs and sells motorcycle protective apparel, helmets, and a large selection of technical accessories, for motorcyclists. Together, Hein Gericke and PoloExpress operate 233 retail shops in Germany, the United Kingdom, Austria, Belgium, France, Italy, Luxembourg, the Netherlands, and Switzerland. Intersport Fashions West, located in Tustin, California, is a designer and distributor of motorcycle protective apparel. Fairchild's aerospace segment is engaged in the aerospace distribution business which stocks and distributes a wide variety of parts to operators and aerospace companies providing aircraft parts and services to customers worldwide. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).

This news release may contain forward looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended, and Section 21-E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company’s business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.

FA Holdings I, LLC
c/o Phoenix Enterprises, LLC
110 East 59th Street, Suite 1901
New York, New York 10022

September 20, 2006

The Fairchild Corporation
1750 Tysons Boulevard, Suite 1400
McLean, Virginia 22102

Attention: Michael Vantusko
Chairman, Special Committee

Gentlemen:

Reference is made to our letter dated August 7, 2006 setting forth a proposal to acquire all the outstanding capital stock of the Fairchild Corporation (the “Company”). We hereby notify you, effective immediately, that we are withdrawing our proposal.

We are taking this action because, based on our discussions to date with a committee of independent directors and their advisors, we do not believe we will be able to agree on terms that are mutually satisfactory and thereby enable our proposal to be taken to stockholders. There is simply too little understanding of the challenges facing the Company, which has caused too much of a gulf between us on fundamental business terms. Furthermore, we do not believe the committee and its advisors gave consideration to the fact that our last proposal gave the Company and its advisors almost total freedom, subject only to a break-up fee, to seek a higher price from other bidders even after signing a definitive agreement with us.

Sincerely yours,

FA HOLDINGS I, LLC

By: ___/s/ Philip Sassower________
Philip Sassower, Manager

By: ____/s/ Jeffrey J.Steiner_______
Jeffrey J. Steiner, Manager